EXHIBIT 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation

Vyyo Ltd.	Israel

Vyyo International, Inc.	Delaware

Vyyo Brasil Ltda.	Brazil

Shira Computers Ltd.	Israel

Shira, Inc.	Delaware

Shira Holdings, Inc.	Delaware